Exhibit 5.1

Charles J. Bair

+1 858 550 6142

cbair@cooley.com

October 7, 2016

Cidara Therapeutics, Inc.

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

Ladies and Gentlemen:

We have acted as counsel to Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 2,846,535 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), including up to 371,287 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to the Registration Statement on Form S-3 (File No. 333-211472) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the Shares, dated October 7, 2016, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

COOLEY LLP 4401 EASTGATE MALL SAN DIEGO, CA 92121

T: (858) 550-6000 F: (858) 550-6420 COOLEY.COM

Cidara Therapeutics, Inc.

October 7, 2016

Page Two

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

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We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed with the Commission, the incorporation by reference of this opinion in the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

COOLEY LLP 4401 EASTGATE MALL SAN DIEGO, CA 92121

T: (858) 550-6000 F: (858) 550-6420 COOLEY.COM